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                                                                     EXHIBIT 8.2

                                ATTORNEYS AT LAW
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                            TELEPHONE (713) 758-2222
                               FAX (713) 758-2346
    WRITER'S TELEPHONE                                      WRITER'S FAX
    (713) 758-2192                                          (713) 615-5210

                                 May 9, 2000


Metamor Worldwide, Inc.
4400 Post Oak Parkway, Suite 1100
Houston, Texas 77027-3413


Gentlemen:

        We participated in the preparation of the Registration Statement and Amendment No. 1 thereto filed with the Securities and Exchange Commission with respect to the merger of PSINet Shelf IV Inc., a Delaware corporation and a wholly-owned subsidiary of PSINet Inc., a New York corporation, with and into Metamor Worldwide, Inc., a Delaware corporation (the "Registration Statement").

        We hereby confirm that the conclusions of law with respect to federal income tax matters set forth in the Registration Statement under the heading "Material United States Federal Income Tax Consequences of the Merger" are accurate and complete in all material respects.

        We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                                Very truly yours,



                                                /s/ VINSON & ELKINS L.L.P.